Exhibit 11

March 6, 2009

DWS Variable Series I

345 Park Avenue

New York, NY 10154

Ladies and Gentlemen:

We have acted as counsel to DWS Variable Series I (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the proposed merger of DWS Janus Growth & Income VIP (“Janus Growth & Income VIP”), a series of DWS Variable Series II, into DWS Capital Growth VIP (“Capital Growth VIP”), a series of the Trust, and the issuance of shares of Capital Growth VIP (the “Shares”) in connection therewith, all in accordance with the terms of the Agreement and Plan of Reorganization between the Trust, on behalf of Capital Growth VIP, DWS Variable Series II, on behalf of Janus Growth & Income VIP, and Deutsche Investment Management Americas Inc., the form of which is included in the Registration Statement (the “Agreement”).

We have examined the Trust’s Amended and Restated Declaration of Trust, as amended through the date hereof (the “Declaration of Trust”), on file in the office of the Secretary of the Commonwealth of Massachusetts, and the Trust’s Bylaws, as amended through the date hereof, and are familiar with the actions taken by the Trust’s board of trustees in connection with the proposed issuance and sale of the Shares. We also have examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires notice of such disclaimer to be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Trust or its trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of

DWS Variable Series I

March 6, 2009

his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being or having been a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ ROPES & GRAY LLP

ROPES & GRAY LLP

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